Exhibit 99.1

Newmark Group, Inc. Reports Third Quarter 2019 Financial Results

Declares Quarterly Dividend of Ten Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – October 30, 2019 – Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”) today reported its financial results for the quarter ended September 30, 2019.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	3Q19	3Q18	Change	YTD 2019	YTD 2018	Change
Revenues	$586.6	$518.8	13.1%	$1,585.8	$1,415.9	12.0%
GAAP income before income taxes and noncontrolling interests	159.3	151.4	5.2%	230.6	206.0	12.0%
GAAP net income for fully diluted shares	99.5	80.0	24.3%	122.4	104.6	17.0%
Adjusted Earnings before noncontrolling interests and taxes	188.9	177.3	6.5%	350.4	310.4	12.9%
Post-tax Adjusted Earnings to fully diluted shareholders	160.0	153.4	4.3%	296.3	267.8	10.6%
Adjusted EBITDA	203.5	195.2	4.3%	393.9	362.2	8.8%

Per Share Results	3Q19	3Q18	Change	YTD 2019	YTD 2018	Change
GAAP net income per fully diluted share	$0.48	$0.43	11.6%	$0.66	$0.56	17.9%
Post-tax Adjusted Earnings per share	0.60	0.58	3.4%	1.10	1.05	4.8%

Management Comments

Barry M. Gosin, Chief Executive Officer of Newmark, said: “We generated 13% growth in revenues in the third quarter of 2019 compared with the third quarter of 2018. Our top-line increased across each of our major business lines for the quarter and year-to-date periods. We continue to grow our market share, as evidenced by our 31% volume growth in investment sales2, 57% volume growth in mortgage brokerage3, and 43% volume growth in GSE originations4.”

Mr. Gosin added: “Newmark continues to attract industry-leading professionals who are drawn to our entrepreneurial culture, productivity-enhancing technology, and client focus. We grew our front office workforce by 6% to more than 1,800 professionals during the past year, and we are excited about our recruiting and acquisition prospects. We remain confident in our ability to sustain the positive momentum we accomplished in the third quarter as we continue to expand throughout the Americas.”

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Outlook for 2019”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.

[2]	According to preliminary estimates from RCA, U.S. investment sales volumes declined by 6% in the third quarter of 2019 on a year-over-year basis.
[3]	Overall commercial mortgage originations are expected to increase 14 percent in 2019, according to the Mortgage Bankers Association.
[4]

The Company calculates GSE and FHA origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The GSE multifamily agency volumes for the industry are based on when loans are sold and/or securitized, and typically lag those reported by Newmark by 30 to 45 days. Fannie Mae and Freddie Mac reported combined volume growth of 32% in the third quarter of 2019.

Dividend Information

On October 29, 2019, Newmark’s Board of Directors declared a quarterly qualified cash dividend of $0.10 per share payable on December 6, 2019 to Class A and Class B common stockholders of record as of November 19, 2019. The ex-dividend date will be November 18, 2019.5

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.ngkf.com. The Excel tables and presentation contain the results discussed in this document, non-GAAP results for 2018 and 2017, as well as other useful information that may not be contained herein.

Revenue Detail6

Consolidated Revenues (USD millions)	3Q19	3Q18	Change	YTD 2019	YTD 2018	Change
Leasing and other commissions	$213.2	$203.9	4.6%	$603.1	$541.4	11.4%
Capital markets	144.7	115.4	25.3%	376.2	318.5	18.1%
Gains from mortgage banking activities/origination, net	72.3	52.0	39.2%	148.8	132.8	12.1%
Management services, servicing fees, and other	156.4	147.5	6.0%	457.7	423.2	8.1%
Total revenues	586.6	518.8	13.1%	1,585.8	1,415.9	12.0%

Revenue growth in the third quarter of 2019 was led by capital markets and mortgage banking/originations. The Company’s combined quarterly volumes across both capital markets and originations were up by 38% to $22 billion compared with the third quarter of 2018. More than 85% of overall revenue improvement for the third quarter of 2019 and over 90% of the year-to-date revenue increase for 2019 was organic.

Consolidated Expenses7

Consolidated Expenses (USD millions)	3Q19	3Q18	Change	YTD 2019	YTD 2018	Change
Compensation and employee benefits under GAAP	$341.0	$291.4	17.0%	$921.1	$819.1	12.5%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	56.6	40.8	38.9%	109.9	125.6	(12.5)%
Non-compensation expenses under GAAP	130.2	117.4	10.8%	395.5	328.8	20.3%
Total expenses under GAAP	527.8	449.6	17.4%	1,426.5	1,273.5	12.0%
Compensation and employee benefits for Adjusted Earnings	341.0	291.4	17.0%	921.1	819.1	12.5%
Non-compensation expenses for Adjusted Earnings	135.2	123.6	9.4%	389.0	343.9	13.1%
Total expenses for Adjusted Earnings	476.3	414.9	14.8%	1,310.2	1,163.0	12.7%

Compensation expense and employee benefits under GAAP and for Adjusted Earnings increased in the third quarter primarily due to higher revenues and the Company’s continued hiring of leading industry professionals. Equity-based compensation charges in 2019 primarily reflect equity issuance in prior years. Non-compensation expenses for GAAP increased largely due to higher non-cash MSR amortization, which is excluded from non-compensation expenses for Adjusted Earnings. MSR amortization moves inversely with interest rates, all else equal.

[5]	This dividend is consistent with the Company’s previously stated intention of paying out up to 25% of its expected full year Adjusted Earnings per share to common stockholders.
[6]

Investment sales, mortgage brokerage, and agency lending revenues represents two separate line items: 1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and 2) Gains from mortgage banking activities/origination, net (referred to here as “agency lending”).

[7]

Please see “Adjusted Earnings Defined” and “Reconciliation of GAAP Income (Loss) to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information on charges with respect to equity-based compensation and allocations of net income to limited partnership units and FPUs, as well as more information how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

Other Income

Other Income (USD millions)	3Q19	3Q18	Change	YTD 2019	YTD 2018	Change
Nasdaq-related items	$91.9	$94.0	(2.2)%	$69.9	$94.1	(25.7)%
Mark-to-market gains on non-marketable investments, net	16.5	-	N/A	20.5	-	N/A
Other items, net	0.3	(0.3)	NMF	4.9	5.0	(2.0)%
Other income, net under GAAP	$108.7	$93.7	16.0%	$95.3	$99.1	(3.8)%
Exclude:
Nasdaq-related items, non-cash	6.6	9.1	(27.5)%	(22.3)	6.3	NMF
Mark-to-market gains on non-marketable investments, net	16.5	-	N/A	20.5	-	N/A
Other items, net	(1.1)	(0.3)	NMF	(1.7)	(0.2)	NMF
Other income, net for Adjusted Earnings	$86.7	$84.9	2.1%	$98.8	$93.0	6.2%

Newmark’s other income under GAAP in the third quarter of 2019 and 2018 includes the annual Nasdaq Earn-out8 as well as non-cash mark-to-market changes of the Nasdaq Forwards, which hedge against potential downside risk from a decline in the share price of Nasdaq’s common stock, while allowing the Company to retain all the potential upside from any related share price appreciation. The value of the Nasdaq Forwards moves inversely with the price of Nasdaq common stock. Newmark’s other income under GAAP also includes mark-to-market gains on non-marketable investments. These non-cash items are excluded for Newmark’s calculations of Adjusted Earnings.

Taxes and Noncontrolling Interest

Taxes (USD millions)	3Q19	3Q18	Change	YTD 2019	YTD 2018	Change
GAAP provision for income taxes	$36.8	$35.9	2.5%	$52.6	$53.6	(2.0)%
Provision for income taxes for Adjusted Earnings	28.4	23.5	20.8%	53.4	41.2	29.7%
Net income attributable to noncontrolling interests for GAAP	33.9	47.3	(28.4)%	49.8	63.4	(21.5)%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.6	0.4	40.7%	0.8	1.5	(46.1)%

The effective tax rate for Adjusted Earnings in the third quarter of 2019 was 15.0%, as compared to 13.3% for the same period last year.

Consolidated Share Count9

Consolidated Share Count (shares in millions)	3Q19	3Q18	Change	2Q19
Fully diluted weighted-average share count under GAAP	206.6	185.1	11.6%	208.2
Fully diluted weighted-average share count for Adjusted Earnings	268.4	262.5	2.2%	271.0
Fully diluted period-end (spot) share count under GAAP and Adjusted Earnings	266.8	262.3	1.7%	269.8

During the third quarter of 2019, Newmark repurchased 2.3 million shares of Class A common stock for $20.1 million at an average price of $8.81 per share. Newmark has repurchased 3.9 million shares of Class A common stock for $34.0 million at an average price of $8.73 year-to-date in 2019.

[8]

Adjusted Earnings for the third quarter of 2019 includes $85.3 million related to the Nasdaq Earn-out, primarily consisting of the cash received from the Nasdaq monetization plus the value of Nasdaq shares above the $94.21 strike price on the variable forward. For additional information about Newmark’s expected receipt of Nasdaq shares and related monetization transactions, which are a component of other income, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings.

[9]	The term “spot” is used interchangeably with the end-of-period share count.

Newmark’s fully diluted weighted-average share count for Adjusted Earnings in the third quarter of 2019 was 1% lower sequentially and up 2% year-over-year. The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.

Select Balance Sheet Data10

Select Balance Sheet Data (USD millions)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$116.3	$122.5
Liquidity	121.4	171.4
Long-term debt	598.6	537.9
Total equity	1,007.8	1,083.0

Newmark’s total liquidity was $121.4 million as of September 30, 2019, as compared with $107.7 million as of June 30, 2019 and $171.4 million at year-end 2018. These changes largely reflect Newmark’s cash flows generated from operations, offset by continued hiring of industry professionals, acquisitions, share buybacks, and ordinary movement in working capital.

The Company’s net debt to trailing twelve month Adjusted EBITDA was 0.9 times as of September 30, 2019.11 Given Newmark’s liquidity, anticipated Adjusted EBITDA, and the Company’s low leverage levels, Newmark believes it is well-positioned to invest for growth.

Outlook for 2019

Metric	2018 Actual	October 2019 Outlook	August 2019 Outlook
Revenues	$2,047.6 MM	$2,225 MM to $2,275 MM	$2,200 MM to $2,300 MM
Adjusted EBITDA	$524.4 MM	$560 MM to $580 MM	$550 MM to $585 MM
Adjusted Earnings Tax Rate	14.8%	14% to 16%	14% to 16%
Year-end (spot) Share Count	268.0 MM	0% to Down 1%	0% to Up 1%
Weighted Average Share Count for Adjusted Earnings	259.0 MM	Up 3% to 4%	Up 3% to 4%
Post-tax Adjusted Earnings Per Share	$1.50	$1.62 to $1.68	$1.60 to $1.70

The outlook for 2019 excludes the potential impact of any material acquisitions or meaningful changes to the Company’s stock price.

Conference Call and Investor Presentation

Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s Non-GAAP results, is expected to be accessible via the following site: http://ir.ngkf.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

[10]

“Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity” excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document.

[11]	The numerator in this net debt to Adjusted EBITDA calculation is “Long-term debt” less “Liquidity”.

Live Conference Call Details

Date - Start Time:	10/30/2019 at 10:00 a.m. ET
U.S. Dial In:	1-844-698-0961
International Dial In:	1-647-253-8659
Passcode:	477-6257

Replay

Available From – To:	10/30/2019 1:00 p.m. ET – 11/6/2019 11:59 p.m. ET
U.S. Dial In:	1-800-585-8367
International Dial In:	1-416-621-4642
Passcode:	477-6257

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

NEWMARK GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$116,309	$122,475
Restricted cash	58,007	64,931
Marketable securities	123,417	48,942
Loans held for sale, at fair value	704,357	990,864
Receivables, net	478,672	451,605
Receivables from related parties	-	20,498
Other current assets	74,147	57,739
Total current assets	1,554,909	1,757,054
Goodwill	539,803	515,321
Mortgage servicing rights, net	406,209	411,809
Loans, forgivable loans and other receivables from employees and partners	356,590	285,532
Fixed assets, net	93,844	78,805
Other intangible assets, net	32,420	35,769
Other assets	599,905	369,867
Total assets	$3,583,680	$3,454,157

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$680,860	$972,387
Accrued compensation	405,256	366,506
Current portion of accounts payable, accrued expenses and other liabilities	473,789	312,239
Securities loaned	24,838	-
Current portion of payables to related parties	19,771	13,507
Total current liabilities	1,604,514	1,664,639

Long-term debt	598,565	537,926
Other long-term liabilities	372,793	168,623
Total liabilities	2,575,872	2,371,188

Equity:
Total equity (1)	1,007,808	1,082,969
Total liabilities and equity	$3,583,680	$3,454,157

(1) Includes “redeemable partnership interests,” “noncontrolling interests” and “total stockholders’ equity”.

NEWMARK GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2019	2018	2019	2018
Commissions	$357,908	$319,340	$979,307	$859,908
Gains from mortgage banking activities/origination, net	72,332	51,972	148,769	132,763
Management services, servicing fees and other	156,394	147,497	457,692	423,217
Total revenues	586,634	518,809	1,585,768	1,415,888
Expenses:
Compensation and employee benefits	341,036	291,382	921,126	819,109
Equity-based compensation and allocations of net income to limited partnership units and FPUs	56,647	40,776	109,871	125,559
Total compensation and employee benefits	397,683	332,158	1,030,997	944,668
Operating, administrative and other	86,297	84,914	275,939	240,389
Fees to related parties	7,088	6,644	21,035	19,839
Depreciation and amortization	36,781	25,873	98,510	68,587
Total non-compensation expenses	130,166	117,431	395,484	328,815
Total operating expenses	527,849	449,589	1,426,481	1,273,483
Other income, net:
Other income, net	108,711	93,717	95,267	99,059
Total other income, net	108,711	93,717	95,267	99,059

Income from operations	167,496	162,937	254,554	241,464
Interest expense, net	(8,167)	(11,509)	(23,947)	(35,500)
Income before income taxes and noncontrolling interests	159,329	151,428	230,607	205,964
Provision for income taxes	36,760	35,870	52,568	53,625
Consolidated net income	122,569	115,558	178,039	152,339

Less: Net income attributable to noncontrolling interests	33,871	47,321	49,769	63,366

Net income available to common stockholders	$88,698	$68,237	$128,270	$88,973

Per share data:
Basic earnings per share
Net income available to common stockholders (1)	$85,475	$66,563	$118,599	$87,107
Basic earnings per share	$0.48	$0.43	$0.67	$0.56
Basic weighted-average shares of common stock outstanding	177,020	155,152	178,122	155,348

Fully diluted earnings per share
Net income for fully diluted shares (1)	$99,500	$80,038	$122,379	$104,580
Fully diluted earnings per share	$0.48	$0.43	$0.66	$0.56
Fully diluted weighted-average shares of common stock outstanding	206,616	185,134	185,413	185,559

Dividends declared per share of common stock	$0.10	$0.09	$0.30	$0.27
Dividends paid per share of common stock	$0.10	$0.09	$0.29	$0.18

(1) Includes a reduction for dividends on preferred stock or units of $3.2 million and $9.7 million for the three and nine months ended September 30, 2019, respectively, and $1.7 million and $1.9 million for the three and nine months ended September 30, 2018, respectively.

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Nine Months Ended September 30,
	2019	2018
Net cash provided by (used in) operating activities	$393,415	$(636,360)
Net cash (used in) investing activities	(30,605)	(16,510)
Net cash (used in) provided by financing activities	(375,900)	866,554
Net increase (decrease) in cash and cash equivalents and restricted cash	(13,090)	213,684
Cash and cash equivalents and restricted cash at beginning of period	187,406	173,374
Cash and cash equivalents and restricted cash at end of period (1)	$174,316	$387,058

Net cash provided by (used in) operating activities excluding activity from loan originations and sales (2)	$106,908	$133,671

(1) The decrease in cash and cash equivalents and restricted cash largely represents a decrease in restricted cash from $260.6 million on September 30, 2018 to $58.0 million on September 30, 2019.

(2) Includes payments for corporate taxes in the amount of $83.0 million and $0.9 million for the nine months ended September 30, 2019 and 2018, respectively.

The condensed consolidated statement of cash flows is presented in summarized form. For complete condensed consolidated statement of cash flows, please refer to the Company’s quarterly report on Form 10-Q for the nine months ended September 30, 2019, to the filed with the Securities and Exchange Commission in the near future.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amount of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.

Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.

Calculation of Non-Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Newmark’s calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

Adjusted Earnings and Adjusted EBITDA calculations also exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.

Calculation of Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Unusual, one-time, non-ordinary or non-recurring gains or losses;
*	Non-cash GAAP asset impairment charges;
*

The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”); and/or

*	Mark-to-market adjustments for non-marketable investments;
*	Certain other non-cash, non-dilutive, and/or non-economic items.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income (loss) before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

Newmark’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related exchangeable preferred limited partnership units (“EPUs”) with Nasdaq shares. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings”.

Management Rationale for Using Adjusted Earnings

Newmark’s calculation of Adjusted Earnings excludes the items discussed above because the Company views doing so as a better reflection of Newmark’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Distributions to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Net income (loss) attributable to noncontrolling interest;
*	Provision (benefit) for income taxes;
*	OMSR revenue;
*	MSR amortization;

*	Other depreciation and amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*

Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”), as well as mark-to-market adjustments for non-marketable investments; and

*	Interest expense.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP EPS.

Timing of Outlook for Certain GAAP and Non-GAAP Items

Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;
*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;

*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP Net income available to common stockholders	$88,698	$68,237	$128,270	$88,973
Provision for income taxes (2)	36,760	35,870	52,568	53,625
Net income attributable to noncontrolling interests (3)	33,871	47,321	49,769	63,366
GAAP income before income taxes and noncontrolling interests	$159,329	$151,428	$230,607	$205,964

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (4)	56,647	40,777	109,871	125,560
Total Compensation adjustments	56,647	40,777	109,871	125,560

Non-Compensation adjustments:
Amortization of intangibles (5)	2,819	1,238	5,394	4,008
MSR amortization (6)	29,546	21,011	79,402	54,561
OMSR revenue (6)	(37,423)	(28,685)	(78,656)	(74,477)
Total Non-Compensation adjustments	(5,058)	(6,436)	6,140	(15,908)

Other (income) loss, net:
Other non-cash, non-dilutive, and/or non-economic items (7)	(22,019)	(8,479)	3,782	(5,226)
Total Other (income) loss:	(22,019)	(8,479)	3,782	(5,226)

Total pre-tax adjustments	29,570	25,862	119,793	104,426

Adjusted Earnings before noncontrolling interests and taxes	$188,899	$177,290	$350,400	$310,390

GAAP Net income available to common stockholders	$88,698	$68,237	$128,270	$88,973
Allocations of net income to noncontrolling interests (8)	33,287	46,906	48,980	61,904
Total pre-tax adjustments (from above)	29,570	25,862	119,793	104,426
Income tax adjustment to reflect adjusted earnings taxes (2)	8,425	12,362	(762)	12,467

Post-tax Adjusted Earnings to fully diluted shareholders	$159,980	$153,367	$296,281	$267,770
Per Share Data
GAAP fully diluted earnings per share	$0.48	$0.43	$0.66	$0.56

Allocation of net income (loss) to noncontrolling interests	0.00	0.00	0.00	(0.01)
Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	0.01	0.04	0.01
Total pre-tax adjustments (from above)	0.11	0.10	0.44	0.41
Income tax adjustment to reflect adjusted earnings taxes	0.03	0.05	(0.00)	0.05
Other	(0.03)	(0.01)	(0.04)	0.03

Post-tax adjusted earnings per share (9)	$0.60	$0.58	$1.10	$1.05
Pre-tax adjusted earnings per share (9)	$0.70	$0.68	$1.30	$1.21
Fully diluted weighted-average shares of common stock outstanding	268,350	262,532	270,345	256,085

See the following page for notes to the above table.

(1) “Non-recurring (gains) losses” were previously a separate line item, and now been reclassified to “Other non-cash, non-dilutive, and/or non-economic items”. For the three months ended September 30, 2019 and 2018, these expenses included contingent consideration and other expenses of $1.1 million and $0.6 million, respectively. For the nine months ended September 30, 2019 and 2018, these expenses included contingent consideration and other expenses of $1.9 million and $1.1 million, respectively.

(2) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP provision for income taxes	$36.8	$35.9	$52.6	$53.6
Income tax adjustment to reflect Adjusted Earnings	(8.4)	(12.4)	0.8	(12.4)
Provision (benefit) for income taxes for Adjusted Earnings	$28.4	$23.5	$53.4	$41.2

(3) Primarily represents Cantor and/or BGC’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

(4) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs (A) are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Exchangeability expense	$17.5	$12.3	$39.7	$94.3
Allocations of net income	32.4	28.8	50.4	37.6
Equity-based amortization	6.7	(0.3)	19.8	(6.3)
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$56.6	$40.8	$109.9	$125.6

(A)Reclassifications have been made to previously reported amounts to conform the new presentation.

(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(6) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, Newmark recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.

(7) The components of other non-cash, non-dilutive, and/or non-economic items are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Unrealized mark-to-market (gains)/losses for the Nasdaq forward and other Nasdaq adjustments, net	$(6.6)	$(9.1)	$22.4	$(6.3)
Mark-to-market (gains)/losses on non-marketable investments, net	(16.5)	-	(20.5)	-
Contingent consideration and other expenses	1.1	0.6	1.9	1.1
	$(22.0)	$(8.5)	$3.8	$(5.2)

(8) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly-owned.

(9) For the three and nine months ended September 30, 2019, earnings per share calculations under GAAP included reductions for EPUs of $3.2 million and $9.7 million, respectively. For the three and nine months ended September 30, 2018, earnings per share calculations under GAAP included reductions for EPUs of $1.7 million and $1.9 million, respectively. For Adjusted Earnings these non-cash preferred dividends are excluded as Newmark expects to redeem these EPUs with Nasdaq shares.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA (1)
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP Net income available to common stockholders	$88,698	$68,237	$128,270	$88,973
Add back:
Net income attributable to noncontrolling interests (2)	33,871	47,321	49,769	63,366
Provision for income taxes	36,760	35,870	52,568	53,625
OMSR revenue (3)	(37,423)	(28,685)	(78,656)	(74,477)
MSR amortization (4)	29,546	21,011	79,402	54,561
Other depreciation and amortization (5)	7,235	4,862	19,108	14,025
Equity-based compensation and allocations of net income to limited partnership units and FPUs (6)	56,647	40,775	109,871	125,560
Other non-cash, non-dilutive, and/or non-economic items (7)	(22,019)	(8,477)	3,782	(5,397)
Interest expense	10,177	14,264	29,832	41,999
Adjusted EBITDA	$203,492	$195,178	$393,946	$362,235

(1) “Non-Recurring (Gains) Losses” were previously a separate line item, and now been reclassified to “Other non-cash, non-dilutive, and/or non-economic items”. For the three months ended September 30, 2019 and 2018, these expenses included contingent consideration and other expenses of $1.1 million and $0.6 million, respectively. For the nine months ended September 30, 2019 and 2018, these expenses included contingent consideration and other expenses of $1.9 million and $1.1 million, respectively.

(2) Primarily represents Cantor and/or BGC’s pro-rata portion of Newmark’s net income and the noncontrolling portion of Newmark’s net income in subsidiaries which are not wholly owned.

(3) Non-cash gains attributable to originated mortgage servicing rights.

(4) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.

(5) Includes fixed asset depreciation of $4.4 million and $3.6 million for the three months ended September 30, 2019 and 2018 respectively, and $13.7 million and $10.0 million for the nine months ended September 30, 2019 and 2018, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $2.8 million and $1.2 million for the three months ended September 30, 2019 and 2018, respectively, and $5.4 million and $4.0 million for the nine months ended September 30, 2019 and 2018, respectively.

(6) Please refer to Footnote 4 under “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS” for additional information about the components of “Equity-based compensation and allocations of net income to limited partnership units and FPUs”.

(7) Please refer to Footnote 7 under “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS” for additional information about the components of “Other non-cash, non-dilutive, and/or non-economic items”.

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Common stock outstanding	177,020	155,152	178,122	155,347
Cantor units	22,879	23,491	-	23,668
Founding partner units	5,587	5,635	5,661	5,688
RSUs	786	157	1,231	197
Other	344	699	399	659

Fully diluted weighted-average share count for GAAP	206,616	185,134	185,413	185,559

Adjusted Earnings Adjustments:
Limited partnership units	61,734	77,398	61,750	70,526
Cantor units	-	-	23,182	-
Fully diluted weighted-average share count for Adjusted Earnings	268,350	262,532	270,345	256,085

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	September 30,	December 31,
	2019	2018

Cash and cash equivalents	$116,309	$122,475
Marketable securities (1)	5,100	48,942
Total	$121,409	$171,417

(1) As of September 30, 2019 and December 31, 2018, $24.8 million and $0 of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis, respectively.

Other Useful Information

Unless otherwise stated, all results discussed in this document compare third quarter 2019 with the relevant year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. On November 30, 2018, BGC Partners, Inc. (NASDAQ: BGCP) ("BGC Partners" or "BGC") completed the distribution of all of the shares of Newmark held by BGC to stockholders of BGC. BGC distributed these Newmark shares through a special pro rata stock dividend (the "Spin-Off" or the "Distribution"). For all periods prior to the Spin-Off, BGC was the largest and controlling shareholder of Newmark. As a result, BGC consolidated the results of Newmark and reported them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company.

On January 1, 2019, Newmark adopted ASC 842 Leases (“ASC 842”), which provides guidance on the accounting and disclosure for accounting for leases. Newmark has elected the optional transition method, and pursuant to this transition method, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods prior to January 1, 2019. Newmark has elected the package of ‘practical expedients,’ which permits Newmark not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. Newmark has elected the short-term lease recognition exemption for all leases that qualify, and has elected the practical expedient to not separate lease and non-lease components for all leases other than real estate leases. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of Right of Use (“ROU”) assets of approximately $178.8 million and ROU liabilities of approximately $226.7 million, with no effect on beginning retained earnings. The adoption of the new guidance did not have a significant impact on Newmark’s unaudited condensed consolidated statements of operations, unaudited condensed consolidated statements of changes in equity and unaudited condensed consolidated statements of cash flows.

About Newmark Group, Inc.

Newmark Group, Inc. (“Newmark Group”) is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group’s subsidiaries include capital markets (comprised of investment sales and mortgage brokerage), agency leasing, property management, valuation and advisory, diligence and underwriting. Newmark Group’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “NMRK”. Newmark is a trademark/service mark and/or registered trademark/service mark of Newmark Group and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen

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Investor Contact:

Jason Harbes, CFA or Jason McGruder

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